Exhibit 99.1

NEWS RELEASE

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Media – Susan P. Moore (713) 652-4645

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Lyondell Completes Sale of Inorganic Chemicals Business

HOUSTON (May 16, 2007) – Lyondell Chemical Company (NYSE:LYO) today announced that the sale of its worldwide inorganic chemicals business to The National Titanium Dioxide Company Ltd. (Cristal) was completed on May 15, 2007, in a transaction valued at approximately $1.3 billion, including the acquisition of working capital and assumption of certain liabilities directly related to the business. Lyondell expects to realize estimated after-tax proceeds of approximately $1.05 billion.

“This transaction allows us to accelerate our debt repayment and focus our resources on capturing the synergies between our refinery and our chemicals business to achieve the greatest value for our shareholders,” said Dan F. Smith, chairman, president and CEO of Lyondell.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

SOURCE: Lyondell Chemical Company